Exhibit 10.1
SHORT TERM LOAN AGREEMENT
     THIS SHORT TERM LOAN AGREEMENT, dated as of April 17, 2009 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and between THE TALBOTS, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Borrower”), and THE NORINCHUKIN BANK, a Japanese banking institution, acting through its New York Branch (the “Lender”).
     WHEREAS, the Borrower has asked the Lender to extend credit to the Borrower, and the Lender then agreed to extend such credit, consisting of the Term Loan (as defined below) in the principal amount of $28,000,000, subject to the terms and conditions set forth herein;
     WHEREAS, the proceeds of the Term Loan shall be used for general corporate and other working capital purposes of the Borrower and to pay fees and expenses related to this Loan Agreement; and
     WHEREAS, the Lender is willing to extend such credit to the Borrower, subject to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, the Borrower and the Lender hereby agree as follows:
          1. Definitions. (a) As used in this Loan Agreement, unless otherwise defined herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Aeon Secured Loan Agreement” means the Secured Revolving Loan Agreement, dated as of April 10, 2009, among the Borrower and Aeon Co., Ltd., pursuant to which (i) certain of the Borrower’s subsidiaries (collectively, the “Guarantors”) will grant a guarantee for the benefit of Aeon Co., Ltd. and (ii) the obligations of the Borrower and the Guarantors thereunder will be secured by liens on certain of their now owned or hereafter acquired accounts receivables (together with rights in any merchandise or goods which any of the same may represent and rights, security, instruments, chattel paper and guaranties with respect thereto), real property and fixtures, and assets related thereto (including without limitation related deposit accounts, insurance, general intangibles and investment property, books, documents and records) and proceeds thereof, in each case as may be determined by the Borrower and Aeon Co., Ltd. (collectively, the “Collateral”)
     “Affiliate” shall mean, as to any Person, any corporation or other entity that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the voting stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.
     “Base Rate” shall mean the rate, as determined solely by the Lender, equal to the cost of funds of the Lender on a monthly basis from time to time.

     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” is defined in the preamble of this Loan Agreement.
     “Borrowing Date” shall mean the date on which the Lender makes the Term Loan to the Borrower.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized to be closed in New York, New York.
     “Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, in each case including any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
     “Capitalized Lease Obligations” shall mean obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Closing Date” shall mean April 17, 2009 or such other date on which the conditions precedent set forth in Section 5 hereof have been satisfied in full or waived in accordance with the terms hereof; provided, however, in no event shall the Lender have any obligation to make the Term Loan after April 20, 2009.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.
     “Collateral” is defined in the definition of “Aeon Secured Loan Agreement”.
     “Default” shall mean any event or circumstance that with the giving of notice, the lapse of time or both would constitute an Event of Default.
     “Default Rate” is defined in Section 2.5 hereof.
     “Disposition” shall mean any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business on ordinary business terms.
     “Dollars” and the symbol “$” shall mean lawful money of the United States of America.
     “Environmental Action” shall mean any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (i) from any assets, properties or businesses of the Borrower or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by the Borrower or any of its Subsidiaries or any predecessor in interest,
     “Environmental Law” shall mean any present or future statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment as the same may be amended or supplemented from time to time.
     “Environmental Liabilities and Costs” shall mean all liabilities, monetary obligations, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of (i) any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a release of Hazardous Materials or (ii) any breach by the Borrower or any of its Subsidiaries of any Environmental Law.
     “Environmental Lien” shall mean any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability (or that could reasonably be expected to result in Withdrawal Liability) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Event of Default” is defined in Section 6 hereof.
     “Excluded Taxes” means, (i) any Taxes imposed on the recipient’s overall net income, or franchise or other taxes imposed in lieu of Taxes on overall net income (however denominated), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located (or, in the case of the Lender, in which its applicable lending office is located) or otherwise as a result of a present or former connection between the recipient and the jurisdiction imposing such Tax, other than a connection arising from such recipient having executed, received a payment under or enforced this agreement and (ii) any branch profits taxes imposed by the United States; it being understood, for the avoidance of doubt, that Excluded Taxes shall not include any withholding tax, including, without limitation, a withholding tax imposed by the United States on payments to a non-US, person who is not otherwise subject to tax in the United States on a net income basis.
     “Fair Market Value” shall mean, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Borrower, and, upon the Lender’s request, shall be evidenced by a certificate (together with supporting calculation) of the Borrower to the Lender.
     “FAX” is defined in Section 8.6 hereof.
     “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.
     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any department, commission, board, bureau, instrumentality, agency or other entity exercising legislative, judicial regulatory or administrative functions of or pertaining to government.
     “Hazardous Materials” shall mean (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminate under any Environmental Law.
     “Hedging Agreements” shall mean any interest rate, commodity or equity swap, cap, floor or forward rate agreement or collar arrangements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements or arrangements designed to protect against fluctuations in interest rates or currency, commodity or equity values, and any confirmation executed in connection with any such agreement or arrangement.
     “Indebtedness” shall mean with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of assets or services acquired by such Person which, in accordance with GAAP, would be shown on the liability side of the balance sheet of such Person, (iii) all obligations of such Person under or evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made, (iv) all obligations and liabilities, contingent or otherwise, of such Person in respect of letters of credit, acceptances and similar facilities, including, without duplication, all drafts drawn thereunder, (v) all obligations of the kind referred to in clauses (i) through (iv) and (vi) through (viii) of this definition secured by any Lien on any property owned by such Person whether or not owing by such Person and even though such Person has not assumed or become liable for payment thereof, (vi) all Capitalized Lease Obligations of such Person, (vii) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession or sale of such property, or agreements to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (viii) solely for purposes of Section 6.1(e) hereof, contingent obligations of such Person under any Hedging Agreements, as calculated in accordance with accepted practice, (ix) all obligations referred to in clauses (i) through (viii) of this definition of another Person (a) guaranteed directly or indirectly in any manner by such Person or (b) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property owned by such Person; provided, however, that the term Indebtedness shall not include (y) trade payables (including trade letters of credit issued for the account of such Person in the ordinary course of its business, but excluding drafts drawn thereunder or any reimbursement obligations in respect thereof) or accrued expenses, in each case arising in the ordinary course of business and not more than 60 days delinquent or (z) gift cards and other customer liabilities arising in the ordinary course of business of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or joint venturer.
     “Interest Rate” shall mean Base Rate plus 100.0 bp.
     “Interest Period” shall mean (a) the initial period commencing on the Borrowing Date and ending on the last day in the calendar month in which the Borrowing Date has occurred, and (b) thereafter, each period commencing on the first day of the immediately succeeding calendar month and ending on the last day in the same calendar month; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (ii) no Interest Period shall end after the Maturity Date and any Interest Period which would, but for this clause, end after the Maturity Date shall instead end on the Maturity Date.
     “JJGI” shall mean J. Jill Group, Inc., a Delaware corporation.
     “Lender” is defined in the preamble of this Loan Agreement.
     “Lien” shall mean any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature whatsoever.
     “Loan Account” is defined in Section 2.8 hereof.
     “Loan Documents” shall mean each of this Loan Agreement, the Note and each other document, instrument and agreement executed and delivered pursuant to or in connection herewith or therewith, as the same may be amended, supplemented or otherwise modified from time to time.
     “Material Adverse Effect” shall mean a material adverse effect on any of (a) the operations, business, assets, properties, or condition (financial or otherwise) of the Borrower, (b) the ability of the Borrower to perform any of its obligations hereunder, under the Note or under any other Loan Document to which it is a party and (c) the legality, validity or enforceability of this Loan

Agreement, the Note or any other Loan Document; provided, however, that the proposed sale of JJGI shall not be considered as a Material Adverse Effect to the operation of the Borrower.
     “Maturity Date” shall mean the earlier of (i) December 29, 2009, or, if such day is not a Business Day, the immediately preceding Business Day and (ii) such earlier date on which the Term Loan becomes due and payable (whether at stated maturity, by mandatory prepayment, by acceleration or otherwise) in accordance with the terms hereof.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “New Lending Office” is defined in Section 7.2(g) hereof.
     “Non-Cash Pay Preferred Stock” shall mean preferred Capital Stock of the Borrower that (a) is not required to be prepaid, redeemed, repurchased or defeased, in whole or in part, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof, and which do not require any payment of cash dividends or distributions, in each case prior to the date that is six months after the Maturity Date and (b) is not exchangeable or convertible into Indebtedness of the Borrower or any Subsidiary or any preferred stock or other Capital Stock (other than common equity of the Borrower or other Non-Cash Pay Preferred Stock).
     “Non-US Lender” is defined in Section 7.2(f) hereof.
     “Note” shall mean a promissory note of the Borrower evidencing the Term Loan, payable to the order of the Lender, substantially in the form of Exhibit A hereto, as the same may be amended, supplemented and otherwise modified from time to time, or any substitute therefor.
     “Operating Lease Obligations” shall mean all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.
     “Other Taxes” is defined in Section 7.2(b) hereof.
     “Parent” shall mean AEON (U.S.A.), Inc.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Indebtedness” shall mean:
     (a) any Indebtedness owing to the Lender under this Loan Agreement and the other Loan Documents;
     (b) any other Indebtedness listed on Schedule 4.1(s) (including Indebtedness under lines of credit and other credit facilities described on such Schedule, as in effect on the date hereof), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;
     (c) Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Borrower in accordance with the provisions of this Loan Agreement, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $100,000,000 at any time outstanding;
     (d) Indebtedness permitted by clause (d) of the definition of “Permitted Liens”;
     (e) Indebtedness permitted under Section 4.1(s) hereof;
     (f) Subordinated Debt; and
     (g) unsecured Indebtedness not otherwise permitted hereunder.
     “Permitted Investments” shall mean (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (f) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s maturing within six months from the date of acquisition thereof.
     “Permitted Liens” shall mean:
     (a) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 4.1(i) hereof;
     (b) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
     (c) Liens described on Schedule 4.1(r) hereof, but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby;
     (d) (i) purchase money Liens on equipment acquired or held by the Borrower or any, of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of the Borrower or any of its Subsidiaries, (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 90% of the fair market value or the cost of the property so held or acquired and (C) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $100,000,000;

     (e) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due, or (iv) letters of credit or other extensions of credit extended for any of the foregoing purposes;
     (f) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by the Borrower or any of its Subsidiaries in the normal conduct of such Person’s business;
     (g) Liens securing Indebtedness permitted by subsection (c) of the definition of Permitted Indebtedness;
     (h) Liens securing obligations of the Borrower under the Aeon Secured Loan Agreement; and
     (i) Liens necessary or desirable to consummate of the Securitization Transactions.
     “Person” shall mean a natural person, corporation, partnership, limited liability company or partnership, association, joint-stock company, trust, unincorporated organization, joint venture, Governmental Authority or other entity.
     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the outdoor or indoor environment.
     “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Borrower or any option, warrant or other right to acquire any such shares of Capital Stock of the Borrower.
     “Securitization Transactions” means the one or more securitizations or other transactions (whether in the form of a sale (with or without recourse), a secured financing or other structured finance transaction) by the Borrower and the Guarantors with Aeon Co., Ltd. and/or other third parties with respect to all or a portion of the Collateral in part to repay in full the Aeon Secured Loan Agreement, as determined by the Borrower and Aeon Co., Ltd.
     “Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.
     “Subordinated Debt” shall mean any Indebtedness of the Borrower that (i) does not mature prior to the date that is six months after the Maturity Date, (ii) is not required to be repaid, prepaid, redeemed, amortized, repurchased or defeased, in whole or in part, prior to the date that is six months after the Maturity Date (other than (x) pursuant to an acceleration of the obligations thereunder by the lenders party thereto following an event of default and (y) pursuant to customary asset sale or change in control provisions requiring redemption or repurchase thereof, in each case only if and to the extent then permitted by this Loan Agreement and the subordination provisions of such Indebtedness), (iii) is not secured by any assets of the Borrower or any Subsidiary, (iv) is not exchangeable or convertible into Indebtedness of the Borrower or any Subsidiary (except other Subordinated Debt) or any preferred stock other than Non-Cash Pay Preferred Stock, (v) does not have the benefit of covenants more restrictive in any material respect than those set forth in this Loan Agreement and (vi) is subordinated to the obligations of the Borrower under this Loan Agreement pursuant to a written agreement reasonably satisfactory in form and substance to and approved in writing by the Lender.
     “Subsidiary” shall mean, as to any Person, any corporation or other entity of which Capital Stock or other ownership interests having (in the absence of contingencies) ordinary voting power to elect at least a majority of the board of directors (or persons performing similar functions) of such corporation or other entity which is, at the time of determination, owned directly, or indirectly through one or more intermediaries, by such Person.
     “Taxes” is defined in Section 7.2(a) hereof.
     “Term Loan” shall mean the loan in the principal amount of $28,000,000 made by the Lender to the Borrower on the Closing Date pursuant to Section 2.1 hereof.
     “Threshold Amount” shall mean $10,000,000.
     “Tilton Property” shall mean that certain real property located in the Town of Tilton, County of Belknap and State of New Hampshire owned by the Borrower, as further described in that certain Mortgage, Assignment of Leases and Rents and Security Agreement dated March 1, 1999, by mortgagor to mortgagee, and record in the Belknap County Registry of Deeds (the “Recorder’s Office”) in Book 151 at Page 0596.
     “Total Indebtedness” shall mean, as of any date, the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries outstanding as of such date, computed on a consolidated basis in accordance with GAAP. For avoidance of doubt “Total Indebtedness” shall exclude contingent obligations of the Borrower and its Subsidiaries, so long as under GAAP such obligations should be excluded
     “Uniform Commercial Code” is defined in Section 1(c) hereof.
     “USA Patriot Act” is defined in Section 4.1(p) hereof.

     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          (b) Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Loan Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Loan Agreement and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Loan Agreement to “determination” by the Lender include good faith estimates by the Lender (in the case of quantitative determinations) and good faith beliefs by the Lender (in the case of qualitative determinations).
          (c) Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the financial statements referred to in Section 3(j). All terms used in this Loan Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Lender may otherwise determine.
     Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Lender, such period shall in any event consist of at least one full day.
          2. The Term Loan.
          2.1. The Term Loan. The Lender agrees to make the Term Loan to the Borrower in lump sum on the Closing Date. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.

          2.2. Making the Term Loan. The Term Loan shall be made on the Closing Date. Upon fulfillment of the applicable conditions set forth in Section 5 hereof (or the waiver thereof by the Lender as herein prescribed), the Lender shall make the Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the Borrower in same day funds at the Borrower’s bank account with the Lender’s office at 245 Park Avenue, 21st Floor, New York, NY 10169, or at such other bank account as the Borrower shall designate in writing to the Lender.
          2.3. Interest.
          (a) The Term Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Interest Rate.
          (b) Subject to Section 2.5 hereof, interest shall be payable on the Term Loan (i) in arrears on the last day of each Interest Period and (ii) on the date on which the principal amount of the Term Loan becomes due and payable hereunder (whether at stated maturity, by mandatory prepayment, optional prepayment, acceleration or otherwise).
          (c) Notwithstanding anything herein to the contrary, all accrued interest shall be payable on each of the last day of each month and each date principal is payable hereunder pursuant to Sections 2.4 and 2.6 hereof or such earlier date as herein required.
          (d) Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
          2.4. Principal Repayment; Note.
          (a) The aggregate principal amount of the outstanding Term Loan shall be repayable in lump sum on the Maturity Date. In any event, the Borrower shall repay the principal amount of the outstanding Term Loan, together with all other outstanding amounts due and owing hereunder or under the other Loan Documents, on the Maturity Date.
          (b) The Term Loan shall be evidenced by the Note. The Borrower shall execute and deliver to the Lender the Note payable to the order of the Lender, in the principal amount equal to the Lender’s Term Loan. The Lender is hereby authorized by the Borrower to endorse on the schedule attached to the Note (or on a continuation of such schedule attached to such Note and made a part thereof) an appropriate notation evidencing the date and amount of the Term Loan made by the Lender, the date and amount of each principal payment and prepayment with respect thereto and the interest rate applicable thereto; provided, however, that the failure of the Lender to make any such notation (or any error in such notation) shall not affect any obligations of the Borrower hereunder or under the Note. The Note and the books and records of the Lender shall be conclusive evidence of the information set forth therein absent manifest error.
          2.5. Default Interest. If at any time any Default under Section 6.1(a) or Section 6.1(f) hereof shall exist, (a) the principal of the Term Loan shall bear interest, from the date such Default occurred until such Default is fully cured or waived, payable on demand, at a rate equal at all times to the rate otherwise applicable thereto plus 2% per annum, and (b) interest, fees and other amounts payable hereunder or under any other Loan Document shall bear interest from the date such Default occurred until such Default is fully cured or waived, payable on demand, at a rate equal at all times to the Base Rate in effect from time to time plus 2% per annum (the rates described in clauses (a) and (b) are hereinafter referred to as the “Default Rate”).
          2.6. Prepayments; Optional Prepayments. The Borrower may, upon at least five (5) Business Days’ prior written notice to the Lender, prepay all or any portion of the principal amount of the Term Loan. Each such prepayment shall be in an amount not less than $1,000,000 or an integral multiple thereof and any portion of the Term Loan may be designated by the Borrower to be prepaid if and only to the extent that prepayment is made on the last day of an Interest Period. Each prepayment made pursuant to this Section shall be accompanied by the payment of (i) accrued interest to date of such prepayment on the amount prepaid and (ii) any and all amounts then due and owing hereunder; provided, however, that the Lender agrees not to charge to the Borrower any losses, costs or expenses incurred by reason of such optional prepayment. Any principal of the Term Loan that is prepaid may not be reborrowed.
          2.7. Method of Payment.
          (a) Payments Generally; Sharing of Setoffs. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of amounts payable under Section 7.1 hereof, or otherwise) by the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, by 12:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Borrower will make each payment under this Loan Agreement to the Lender’s Account in Dollars and in immediately available funds, and payments pursuant to Section 7.1 hereof shall be made also directly to the Lender and payments pursuant to other Loan Documents shall be made to the Person specified therein.
          (b) Any payments shall be applied first to default charges, indemnities, expenses and other non-principal and interest amounts owed under any of the Loan Documents, if any, then to interest due and payable on the Term Loan, and thereafter to the principal amount of the Term Loan due and payable.
          (c) If the Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Term Loan resulting in the Lender receiving payment of a greater proportion of the aggregate amount of the outstanding Term Loan owing the Lender, the Lender may apply such greater proportion amount to any payment of other amounts owing to the Lender under this Loan Agreement, and the balance if any will be returned to the Borrower. The Borrower consents to the foregoing.
          (d) All computations of interest and fees shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable; provided, however, that if the Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on such Term Loan; provided, further, that interest based on the Base Rate shall be computed on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day). Each change in the Base Rate shall immediately and simultaneously result in a corresponding change in the Default Rate.
          (e) Whenever any payment to be made hereunder or under any instrument delivered hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest; provided, however, that if such extension would cause such payment to be made in a new calendar month or beyond the Maturity Date, such payment shall be made on the immediately preceding Business Day.
          (f) The Borrower hereby authorizes the Lender, if and to the extent payment is not made when due under any Loan Document, to charge from time to time against any account of the Borrower with the Lender any amount so due. The Lender agrees to promptly notify the Borrower of any such charge made by the Lender; provided, however, that the Lender shall incur no liability for failing to do so and the failure of the Lender to so notify the Borrower shall in no event diminish the Lender’s right to make such charge under this Section 2.7(f).
          2.8. Loan Account. The Lender maintains on its books a loan account in the Borrower’s name (the “Loan Account”), showing the Term Loan, prepayments, the computation and payment of interest, and any other amounts due and sums paid hereunder and under the other Loan Documents. The entries made by the Lender in the Loan Account shall be conclusive and binding on the Borrower and the Lender as to the amount at any time due from the Borrower, absent manifest error.
          2.9. Use of Proceeds. The Borrower shall apply the proceeds of the Term Loan solely to (a) fund working capital and other general corporate purposes of the Borrower and (b) pay fees and expenses in connection with the transactions contemplated hereby.
          3. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:
          (a) Organization of Borrower. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
          (b) Power and Authority. The Borrower has all requisite corporate power and authority to carry on its present business, to own its property and assets and to execute; deliver and perform this Loan Agreement, the Note, if any, and each other Loan Document to which it is a party. The Borrower is duly qualified or licensed as a foreign corporation authorized to conduct its activities and is in good standing in all jurisdictions in which the character of the properties owned or leased by it or the nature of the activities conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably likely to result in a Material Adverse Effect. The Parent is the record and, to the best knowledge of the Borrower, beneficial owner of, and has the unrestricted power to vote, not less than 51% of all of the voting securities and the outstanding Capital Stock of the Borrower and has the voting power to elect at least a majority of the directors of the Borrower.

          (c) Authorization of Borrowing. All appropriate and necessary corporate, shareholder and other actions and approvals have been taken or obtained by the Borrower to authorize the execution and delivery of this Loan Agreement, the Note, if any, and the other Loan Documents to which it is a party and to authorize the performance and observance of the terms of each.
          (d) Agreement Binding; No Conflicts. This Loan Agreement constitutes, and the Note, if any, and the other Loan Documents when executed and delivered pursuant hereto will constitute, the legal, valid and binding obligations of the Borrower, as the case may be, enforceable against the Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or equity). The execution, delivery and performance of this Loan Agreement, the Note, and the other Loan Documents and the use of the proceeds of the Term Loan do not and will not (i) violate or conflict with (A) any provisions of law or any order, rule, directive or regulation of any court or other Governmental Authority, (B) the charter, by-laws or other organizational documents of the Borrower or (C) except as would not be reasonably likely to result in a Material Adverse Effect, any agreement, document or instrument to which the Borrower or any Subsidiary is a party or by which its respective assets or properties are bound, (ii) except as would not be reasonably likely to result in a Material Adverse Effect, constitute a default or an event or circumstance that with the giving of notice or the passing of time, or both, would constitute a default under any such agreement, document or instrument, (iii) except as would not be reasonably likely to result in a Material Adverse Effect, result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any assets or properties of the Borrower or any Subsidiary, or (iv) except as would not be reasonably likely to result in a Material Adverse Effect, result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its respective operations or any of its properties.
          (e) Compliance with Law. There does not exist any conflict with, or violation, or breach of, any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality, which conflict, violation or breach could reasonably be expected to result in a Material Adverse Effect.
          (f) Taxes. The Borrower has filed all Tax returns required to be filed and has paid all taxes, assessments, fees and other governmental charges due upon the Borrower with respect to the conduct of its operations or otherwise the failure of which to file or to pay could reasonably be expected to result in a Material Adverse Effect, except to the extent that the Borrower is contesting in good faith its obligation to pay such taxes or charges and the Borrower has adequately accrued for such payments in accordance with and to the extent required by GAAP. There are no tax audits presently being conducted in respect of the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.
          (g) Governmental Consents. No consent, approval, authorization or order of, notice to or declaration or filing with, any administrative body or agency or other Governmental Authority on the part of the Borrower is required for the valid execution, delivery and performance by the Borrower of this Loan Agreement, the Note, or the other Loan Documents, except for such as have been obtained or made and are in full force and effect.
          (h) Litigation. There are no pending or, to the knowledge of the Borrower, threatened legal actions, suits, claims or administrative, arbitration or other proceedings against the Borrower or its Subsidiaries that if adversely determined could reasonably be expected to result in a Material Adverse Effect.
          (i) Other Obligations. The Borrower is not in default in any material respect in the performance, observance or fulfillment of any obligation, covenant or condition in any agreement, document or instrument to which it is a party or by which it is bound which is reasonably likely to result in a Material Adverse Effect.
          (j) Financial Information.
               (i) The Borrower has heretofore furnished to the Lender its consolidated balance sheets, its consolidated statements of earnings, its consolidated statements of cash flows and its consolidated statements of stockholder’s equity (A) as of January 31, 2009, reported on by Deloitte & Touche LLP, independent registered public accounting firm. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (B) above.
               (ii) All other financial information provided to the Lender by or on behalf of the Borrower and its Affiliates has been prepared in accordance with GAAP and fairly presents, in accordance with GAAP consistently applied, the financial position and results of operations for the periods therein indicated, and there has been no material adverse change in the financial condition, operations, business or prospects of the Borrower since January 31, 2009.
          (k) Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower to the Lender for purposes of or in connection with this Loan Agreement, any other Loan Document, or any transaction contemplated hereby or thereby (true and complete copies of which were furnished to the Lender in connection with its execution and delivery hereof) is, and all other factual information hereafter furnished by or on behalf of the Borrower to the Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and, in respect of such information heretofore or contemporaneously furnished to the Lender, as of the date of the execution and delivery of this Loan Agreement to the Lender and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading. With respect to any such factual information pertaining to Persons other than the Borrower, its Subsidiaries or its Affiliates, the foregoing representation is made to the best knowledge of the Borrower. All projections heretofore or contemporaneously furnished by or on behalf of the Borrower to the Lender for purposes of or in connection with this Loan Agreement or any transaction contemplated hereby have been prepared by the Borrower based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and of the other information projected therein for the periods set forth therein; provided, however, that any and all financial projections are subject to uncertainties and contingencies, many of which are beyond the Borrower’s control and no assurance is or can be given that any financial projections or other results contemplated therein will be realized.
          (l) Seniority. The obligations of the Borrower under this Loan Agreement and the other Loan Documents to which it is a party rank at least pari passu in priority of payment and in all other respects with all other unsecured Indebtedness of the Borrower.
          (m) Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.
          (n) Permits, Etc. The Borrower has all permits, consents, licenses, authorizations, approvals, entitlements and accreditations required for it lawfully to own, lease, manage or operate, or to acquire each business currently owned, leased, managed or operated, or to be acquired, by it, except for failures which are not reasonably likely to result in an Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, consent, license, authorization, approval, entitlement or accreditation and which is reasonably likely to result in a Material Adverse Effect, a Default or an Event of Default and there is no written claim that any such permit, consent, license, authorization, approval, entitlement or accreditation is not in full force and effect.
          (o) Environmental Matters. Except to the extent not reasonably likely to result in a Material Adverse Effect, (i) none of the operations of the Borrower or any of its Subsidiaries violate any Environmental Law, (ii) no Environmental Actions have been asserted against the Borrower or any of its Subsidiaries in writing nor does the Borrower have any knowledge of any threatened or pending Environmental Action against the Borrower, any of its Subsidiaries or any predecessor in interest, (iii) neither the Borrower nor any of its Subsidiaries has incurred any Environmental Liabilities and Costs and (iv) to the Borrower’s knowledge, neither the Borrower nor any of its Subsidiaries has any contingent liability in connection with any release of any Hazardous Material into the environment.
          (p) Solvency. The Borrower is Solvent and will be Solvent after giving effect to the transactions contemplated by this Loan Agreement and the other Loan Documents.
          (q) ERISA; Margin Regulations. (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that would reasonably be expected to have a Material Adverse Effect.
               (ii) None of the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of the Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner or for any purpose that would result in a violation by the Lender, the Borrower or such Subsidiary of the regulations of the Board, including Regulation U or X.
          (r) Properties; Intellectual Property. (i) The Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its material real and personal property free and clear of all Liens, except for the “Existing Liens” set forth in Schedule 4.1(r) hereto and Permitted Liens and defects in title, in each case that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
               (ii) The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except, in each case, for any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          4. Covenants. The Borrower hereby covenants to the Lender that, unless the Lender shall otherwise consent in writing, during the term of this Loan Agreement or so long as (a) any amounts owed hereunder or under any other Loan Document are outstanding, or (b) this Loan Agreement and the other Loan Documents have not been terminated, the Borrower shall (unless the prior written consent of the Lender has been obtained) perform the following obligations:
          4.1. (a) Financial Statements. The Borrower shall deliver to the Lender.
               (i) as soon as available and in any event within 60 days after the end of each fiscal quarter of the Borrower commencing with the first fiscal quarter of the Borrower ending after the Closing Date, consolidated balance sheets, consolidated statements of earnings, consolidated statements of cash flows and consolidated statements of stockholder’s equity of the Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding fiscal year, all in reasonable detail and certified by an authorized officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Lender, subject to normal year-end adjustments; and

               (ii) simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i) of this Section 4.1(a), a certificate of an authorized officer of the Borrower stating that such authorized officer has reviewed the provisions of this Loan Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of this Loan Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such authorized officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto.
          (b) Proxy Statements, etc. Promptly after the sending or filing thereof, the Borrower will provide to the Lender copies of all proxy statements, financial statements, and reports which the Borrower sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.
          (c) Additional Information. The Borrower shall make available and provide to the Lender such further information and documents concerning its business and affairs including, without limitation, the budgets and business plans of the Borrower and its Subsidiaries and using commercially reasonable efforts to provide to the Lender information with respect to accountant’s letters, in each case as the Lender may from time to time reasonably request.
          (d) Notices. The Borrower shall promptly notify the Lender of:
               (i) any investigation by or proceeding in or before any court, arbitrator, administrative body or agency or other Governmental Authority (other than routine inquiries by a governmental agency), including, without limitation, any Environmental Action, which investigation, proceeding or action is reasonably likely to result in a Material Adverse Effect, Default or Event of Default and, upon request, provide the Lender with all material documents and information furnished by the Borrower in connection therewith;
               (ii) the occurrence of any Default or Event of Default or any other development which is reasonably likely to result in a Material Adverse Effect, which notice shall be provided to the Lender as soon as possible, but in no event later than five (5) days after the Borrower becomes aware of the same and shall include a statement as to what action the Borrower has taken and/or proposes to take with respect thereto;
               (iii) any change in the Borrower’s key management personnel, including without limitation, its President, Controller or Treasurer; and

               (iv) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
          (e) Compliance with Laws, Etc. The Borrower shall comply in all material respects with the requirements of all applicable laws (including, without limitation, any Environmental Law) and maintain and preserve its corporate existence and, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, rights and privileges.
          (f) Books and Records. The Borrower shall keep and maintain adequate records and books of account, with complete entries made in accordance with GAAP, consistently applied.
          (g) Inspection Rights. The Borrower shall permit the Lender or any of its agents and representatives at any time and from time to time during reasonable business hours and, provided no Default or Event of Default has occurred and is continuing, on reasonable prior notice to the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to conduct audits and make examinations and discuss its affairs, finances and accounts with any of its directors, officers, employees, accountants or other representatives.
          (h) Insurance. The Borrower shall maintain or cause to be maintained, and cause each of its Subsidiaries to maintain or cause to be maintained (in each case in the Borrower’s name or in the name of such Subsidiary, as the case may be), with responsible, financially sound and reputable insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses.
          (i) Taxes. The Borrower shall timely pay and discharge all material taxes, assessments, levies and governmental charges upon it or against any of its properties, assets or income except to the extent that the Borrower shall be contesting in good faith its obligation to pay such taxes or charges and the Borrower has adequately accrued for such payments in accordance with and to the extent required by GAAP.
          (j) Further Assurances. The Borrower shall do, execute, acknowledge and deliver at the sole cost and expense of the Borrower, all documents, instruments and agreements and take such further acts and deeds as the Lender may reasonably require from time to time to carry out the intention or facilitate the performance of the terms of this Loan Agreement or any other Loan Document.
          (k) Merger, Consolidation, etc. The Borrower shall not:
               (i) merge, consolidate or amalgamate with or into any other Person unless: (A) the Borrower is the surviving entity, (B) the Borrower provides the Lender with at least 30 days’ prior written notice thereof, (C) the documentation in connection therewith is reasonably satisfactory in form and substance to the Lender, (D) the Borrower provides the Lender with such documents, certificates and opinions as the Lender may reasonably request, in form and substance reasonably satisfactory to the Lender, including, without limitation, a legal opinion given by counsel reasonably satisfactory to the Lender regarding the legal, valid and binding nature of the Loan Documents and the enforceability thereof and such other matters as the Lender may reasonably request, and (E) no Material Adverse Effect or any Default or Event of Default shall occur and be continuing both immediately before and immediately after such merger, consolidation or amalgamation;
               (ii) dissolve, wind-up or liquidate;
               (iii) purchase or otherwise acquire all or substantially all of the assets, liabilities or properties of any other Person to the extent a Material Adverse Effect or any Default or Event of Default may result therefrom; or
               (iv) sell, lease, transfer or otherwise dispose of all or substantially all of its non-“Margin Stock” (as defined in Regulation U of the Board) assets or properties whether in any single transaction or one or more transactions in the aggregate except for the sale of JJGI.
          (l) Change in Nature of Business. The Borrower shall not make any material changes in the nature of its business activities as presently conducted to the extent reasonably likely to result in a Material Adverse Effect.
          (m) Transactions with Affiliates. The Borrower shall not enter into any transaction with any of its Affiliates unless such transaction is otherwise permitted hereunder or is in the ordinary course of business of the Borrower and upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided, that this Section 4.1(m) shall not prohibit the Borrower from consummating the Securitization Transactions.
          (n) Corporate Documents. The Borrower shall not amend its certificate of incorporation in any manner which is reasonably likely to materially adversely affect the Lender’s rights under any of the Loan Documents or the Lender’s ability to enforce any such rights.
          (o) Fiscal Year. The Borrower shall not permit its fiscal year to end on a day other than the first Saturday between January 28th and February 3rd of any given year.
          (p) USA PATRIOT Act Compliance. The Borrower shall provide, and shall cause each of its Subsidiaries and Affiliates to provide, such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (as amended, the “USA Patriot Act”) or similar laws and the rules and regulations promulgated thereunder, in each case, as the same may be in effect from time to time.
          (q) Seniority. The obligations of the Borrower under this Loan Agreement and the other Loan Documents to which it is a party shall at all times rank at least pari passu in priority of payment and in all other respects with all other unsecured senior Indebtedness of the Borrower.

          (r) Liens, Etc. The Borrower shall not, and shall not permit its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable other than in connection with collection of defaulted accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer; or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income, other than, as to all of the above, Permitted Liens.
          (s) Indebtedness. The Borrower shall not, and shall not permit its Subsidiaries to, create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness and Indebtedness incurred by the Borrower or its Subsidiaries in connection with the Securitization Transactions.
          (t) Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock, (b) so long as no Event of Default has occurred and is continuing, the Borrower may declare and pay dividends with respect to its Capital Stock, (c) any Subsidiary may declare and pay dividends to the Borrower or, in the case of any Subsidiary that is wholly owned by another Subsidiary, to such other Subsidiary, (d) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (e) so long as no Event of Default has occurred and is continuing, the Borrower may repurchase its Capital Stock and (f) netting shares under employee benefit plans to settle option price payments owed by employees and directors with respect thereto and settling employees’ and directors’ federal, state and income tax liabilities (if any) related thereto.
          (u) Loans, Advances, Investments, Etc. The Borrower shall not, and shall not permit its Subsidiaries to, make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the date hereof, as set forth on Schedule 4.1(u) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) loans, advances and other investments by the Borrower to any of its Subsidiaries, by any such Subsidiary to the Borrower or by any such Subsidiary to any other such Subsidiary, made in the ordinary course of business and not exceeding in the aggregate for the Borrower and all of its Subsidiaries at any one time outstanding $50,000,000 (calculated on the basis of the actual amount of all such loans, advances and investments (net of any amounts repaid to the Borrower or such Subsidiaries) and without regard to any increase or decrease in the value thereof or to any write off, write down or other similar reduction), (iii) Permitted Investments and (iv) the Securitization Transactions.
          (v) Sale/Leaseback Transactions. Except for sale/leaseback transactions entered into in the ordinary course of business with respect to a retail location, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
          (w) Asset Dispositions. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, license, lease or otherwise dispose of any asset which has a Fair Market Value in excess of $1,000,000, including any Capital Stock owned by it, nor will the Borrower permit any of its Subsidiaries to issue any additional Capital Stock in such Subsidiary, except:
               (i) (A) sales of inventory and (B) sales, transfers, licenses, leases or other dispositions of the Tilton Property or other used, surplus, obsolete or worn-out assets (including real property) and Permitted Investments in the ordinary course of business;
               (ii) sales, transfers, licenses, leases or other dispositions of assets (including Capital Stock) or issuances of any additional Capital Stock by Borrower to any of its Subsidiaries, by any such Subsidiary to Borrower, and by any such Subsidiary to any other such Subsidiary; provided that any such dispositions to a Subsidiary shall be made in compliance with Section 4.1(m) hereof;
               (iii) sales transfers, licenses, leases or other dispositions deemed to occur as a result of the creation of Liens permitted by Section 4.1(r) hereof;
               (iv) sale/leaseback transactions permitted by Section 4.1(v) hereof;
               (v) the termination, surrender or sublease of a real estate lease of the Borrower or any of its Subsidiaries;
               (vi) the sale of JJGI;
               (vii) the Securitization Transactions.
          (x) Subordinated Debt. The Borrower will not, nor will it permit any Subsidiary to, make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Debt or other Indebtedness expressly subordinated in right of payment to the obligations of the Borrower hereunder, including any sinking fund or similar deposit with respect to any of them, or any prepayment, purchase, redemption, retirement, acquisition, cancellation or termination of any such Subordinated Debt or other Indebtedness prior to its scheduled maturity, except regularly scheduled interest payments, as and when due (other than interest payments prohibited by the subordination provisions thereof).
          (y) Change of Control. The Borrower shall cause AEON Co., Ltd. hold or own directly or indirectly at least 51% of the issued and outstanding shares of common stock of the Borrower during the term of this Loan Agreement.
          5. Conditions Precedent to the Term Loan.
          5.1. The obligation of the Lender to make the Term Loan is subject to the prior fulfillment of the following conditions:
          (a) Documents. The Lender shall have received the following, each in form and substance satisfactory to the Lender:
               (i) Executed Agreement. This Loan Agreement, duly executed by an authorized officer of the Borrower.
               (ii) Note. The Lender shall have received on behalf of the Lender the Note, in the principal amount of $28,000,000, duly executed by an authorized officer of the Borrower.
               (iii) Borrower’s Officer’s Certificate. A certificate of an authorized officer of the Borrower, substantially in the form of Exhibit B hereto, certifying, among other things, as to (w) the organizational documents and by-laws of the Borrower, (x) resolutions of the board of directors of the Borrower authorizing the Borrower to execute, deliver and perform this Loan Agreement, the Note, and each other Loan Document to which it is a party; (y) the names and signatures of the officers of the Borrower authorized to execute this Loan Agreement, the Note, and each other Loan Documents to which it is a party; and (z) the absence of any amendment or modification to any of the attached organizational documents or by-laws (or the equivalent thereof), if any, of the Borrower.
               (iv) Good Standing. A certificate of the appropriate official(s) of the state of organization of the Borrower and each of its significant domestic Subsidiaries certifying as of a recent date not more than 30 days prior the Closing Date as to the subsistence in good standing of, and the payment of taxes by, the Borrower and such Subsidiary in such states; provided, however, that in the case of a Subsidiary of the Borrower that is not organized in the State of Delaware, the Borrower may, after using commercially reasonable efforts to obtain a certificate of payment of taxes for such Subsidiary, deliver to the Lender such certificate within 180 days of the Closing Date, provided, further, however, that the Borrower shall have no obligation to deliver such certificate if it is unable to do so due to a failure to pay taxes that are contested in the manner permitted under this Agreement.
               (v) Other Items. Such other agreements, instruments, approvals, opinions and documents as the Lender may reasonably request.
          (b) Fees and Expenses. The Lender shall have received all of the fees, costs and expenses that are then due and payable hereunder and under the other Loan Documents.

          (c) Legality. The making of the Term Loan and the consummation of the transactions contemplated hereunder shall not contravene any law, rule or regulation applicable to the Lender or the Borrower.
          (d) Representations and Warranties. All of the representations and warranties contained in Section 3 of this Loan Agreement, in each other Loan Document and in each certificate and other writing delivered to the Lender pursuant hereto or thereto on or prior to the date of the Term Loan shall be true and correct in all material respects as though made on and as of such date. The acceptance by the Borrower of the proceeds of the Term Loan shall be deemed to be a representation and warranty by the Borrower to the Lender to such effect.
          (e) Defaults; Material Adverse Effect. No Default or Event of Default shall have occurred and be continuing on the date of the Term Loan or would result from making the Term Loan. No Material Adverse Effect shall have occurred and be continuing since January 31, 2009 or would result from making the Term Loan. The acceptance by the Borrower of the proceeds of the Term Loan shall be deemed to be a representation and warranty by the Borrower to the Lender to such effect.
          (f) Proceedings. There shall not exist any threatened or pending action, proceeding or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, (i) challenging the consummation of the transactions contemplated hereby or which would restrain, prevent or impose burdensome conditions on any transaction contemplated hereunder, which could reasonably be expected to have a Material Adverse Effect, (ii) seeking to prohibit the ownership or operation by the Borrower of all or a material portion of its business or assets which could reasonably be expected to have a Material Adverse Effect, or (iii) seeking to obtain, or having resulted in the entry of any judgment, order or injunction that (A) would restrain, prohibit or impose adverse conditions on the ability of the Lender to make the Term Loan, (B) could reasonably be expected to affect the legality, validity or enforceability of any of the Loan Documents or the ability of any party thereto to perform its obligations thereunder or (C) is seeking any material damages as a result thereof.
          (g) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Term Loan or the conduct of the Borrower’s business shall have been obtained and shall be in full force and effect.
          6. Events of Default.
          6.1. Events of Default. Each of the following events and occurrences shall constitute an “Event of Default” under this Loan Agreement:
          (a) The Borrower shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) (i) any principal of the Term Loan or the Note, or (ii) any interest on the Term Loan or the Note, any fee, any indemnity or any other amount payable hereunder or under any other Loan Document and any such failure referred to in this clause (ii) shall continue for 2 Business Days; or

          (b) Any representation or warranty made or deemed made by the Borrower in any Loan Document or any certificate, report or other document delivered to the Lender pursuant to any Loan Document shall have been incorrect or misleading in any material respect when made or deemed made; or
          (c) The Borrower shall fail to perform or shall violate any provision, covenant, condition or agreement in Section 4.1 of this Loan Agreement (other than 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(e), 4.1(f), 4.1(g), 4.1(h), 4.1(i) and 4.1(j)); or
          (d) The Borrower shall fail to perform or shall violate any provision, covenant, condition or agreement of this Loan Agreement or any other Loan Document on its part to be performed or observed (other than those set forth in paragraphs (a), (b) and (c) of this Section 6.1) and such failure or violation is not remediable or, if remediable, continues unremedied for a period of thirty (30) days after the earlier of (i) notice from the Lender or (ii) such time as the Borrower becomes aware of the same; or
          (e) Any event or condition shall occur that results in the acceleration of the maturity of any Indebtedness of the Borrower under any agreement, document or instrument with respect to an aggregate amount of Indebtedness equal to or greater than the Threshold Amount (or the equivalent thereof in any foreign currency), or that enables the holder of such Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof; or
          (f) The Borrower is adjudicated a bankrupt or insolvent, or admits in writing its inability to pay its debts as they become due or makes an assignment for the benefit of creditors, or ceases doing business as a going concern or applies for or consents to the appointment of any receiver or trustee, or such receiver, trustee or similar officer is appointed with the application or consent of the Borrower, or bankruptcy, dissolution, liquidation or reorganization proceedings (or proceedings similar in purpose and effect) are instituted by the Borrower or are instituted against (and not vacated or discharged within 60 days) the Borrower; or
          (g) Any money judgment or warrant of attachment or similar process involving, individually or in the aggregate, in excess of the Threshold Amount (or the equivalent thereof in any foreign currency) shall be entered or filed against the Borrower and shall remain undischarged, unvacated or unbonded for a period of 30 days; or
          (h) The validity or enforceability of this Loan Agreement or any other Loan Document shall be contested by or on behalf of the Borrower; or a proceeding shall be commenced by a Governmental Authority having jurisdiction over the Borrower seeking to establish the invalidity thereof; or the Borrower shall deny that it has any further liability or obligation under any Loan Document to which it is a party; or
          (i) AEON Co. Ltd. shall cease to own, directly or indirectly, at least 51% of the issued and outstanding common stock of the Borrower; or
          (j) The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

          (k) The Borrower shall fail to perform or violate any provisions of the Subordinated Credit Facility Agreement dated July 18, 2008 between the Borrower and AEON U.S.A. Inc., and such failure causes such agreement to be terminated or ceased to exist; or
          (l) The information of the Borrower as set forth in Section 8.6 hereof is erroneous, and the Lender will be unable to make contact with the Borrower.
          6.2. Consequence of Default. Upon the occurrence of any Event of Default (i) described in subsection (f) of Section 6.1 hereof, the Term Loan and all other amounts payable hereunder, under the Note and under any other Loan Document shall automatically become immediately due and payable, without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by the Borrower or (ii) described in any other subsection of Section 6.1 hereof and during the continuance thereof, the Lender may, and upon direction of the Lender shall, by notice of default given to the Borrower, declare all of the outstanding principal amount of the Term Loan and all other amounts payable hereunder, under the Note and under any other Loan Document to be immediately due and payable, whereupon the unpaid principal amount of the Note, together with accrued interest thereon, and all such other amounts, shall be immediately due and payable without presentment, protest, demand or other requirement of any kind, each of which is hereby expressly waived by the Borrower.
          7. Additional Costs and Expenses; Indemnity.
          7.1. (a) The Borrower shall pay to (x) the Lender on demand all reasonable out-of-pocket costs and expenses of the Lender actually incurred in connection with the preparation, execution and delivery of this Loan Agreement, the Note and any other Loan Document or any amendment, modification or waiver of the provisions hereof or thereof, and (y) the Lender’s all out-of-pocket costs and expenses incurred in connection with: (i) the negotiation of any restructuring, work-out or renegotiation of any terms of this Loan Agreement, the Note or any other Loan Documents or the obligations of the Borrower hereunder or thereunder, (ii) the enforcement of the preservation or protection of the Lender’s rights under this Loan Agreement, the Note or the other Loan Document and (iii) the response to any subpoena or similar process compelling the production of documents or other response in connection with this Loan Agreement, the Note or any other Loan Documents, including without limitation, in each case, the reasonable and actual fees and expenses of outside counsel for the Lender, and the Borrower further agrees to indemnify the Lender and its respective officers, directors and employees against any losses, damages, claims and expenses arising out of the use or proposed use by the Borrower of the Term Loan hereunder. In addition, the Borrower agrees to defend, indemnify and hold harmless the Lender and its respective officers, directors and employees from and against any losses, damages, liabilities, obligations, penalties, fees, costs and expenses, including without limitation, the reasonable and actual fees and expenses of outside counsel for the Lender, arising out of or relating to the execution, delivery and performance and administration of this Loan Agreement and the other Loan Documents and the consummation of the transactions contemplated hereunder and thereunder and any claim, litigation, investigation or proceeding relating to any of the foregoing including, without limitation, all Environmental Liabilities and Costs arising from or in connection with: (i) the past, present or future operations of the Borrower or any of its Subsidiaries involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any release of Hazardous Materials, (ii)

any Environmental Action or (iii) a breach by the Borrower or any of its Subsidiaries of any Environmental Law; provided, however, that none of the foregoing indemnity obligations of the Borrower shall extend to any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement to the extent resulting from the willful misconduct or gross negligence of the Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.
          (b) If any future applicable law, regulation or directive, or any change of any existing law, regulation or directive or in the interpretation thereof, or compliance by the Lender with any request or requirement (whether or not having the force of law) of any relevant central bank or other comparable agency, imposes, modifies or deems applicable any reserve, special deposit, premium, assessment or similar requirement against assets held by, or deposits in or for the account of, or advances or loans by, or any other acquisition of funds by the Lender, any capital adequacy standard or other condition with respect to this Loan Agreement, the Note or any other Loan Document, and the result of any of the foregoing is to increase the cost to the Lender of maintaining advances or credit or to reduce any amount receivable in respect thereof, then the Lender may notify the Borrower, and the Borrower shall pay within five (5) Business Days of the date of such notice such amount as the Lender may specify to be necessary to compensate the Lender for such reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at the same rate applicable to the Term Loan. The determination by the Lender of any amount due under this Section 7.1(b) as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be conclusive evidence thereof.
          (c) If, after the date hereof, by reason of any applicable law or regulation or regulatory requirement or the interpretation or application thereof, it shall become unlawful or otherwise prohibited for the Lender to make or maintain the Term Loan or any portion thereof or give effect to any of its obligations or benefits as contemplated by this Loan Agreement and the other Loan Documents, the obligation of the Lender to make, fund and maintain the Term Loan or any portion thereof under this Loan Agreement shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and the Borrower shall forthwith prepay to the Lender the principal amount of the Term Loan owed to the Lender, together with interest accrued thereon and all other amounts owed with respect thereto.
          (d) If, due to any acceleration of the maturity of the Term Loan pursuant to Section 6 hereof, the Lender is subject to a change of interest rate on the Term Loan or the Lender receives payment of principal of the Term Loan other than as provided herein, the Borrower shall, promptly after demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such change or payment, including, without limitation, any loss, cost or expense incurred by reason of liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain the Term Loan. A certificate setting forth the amount of such additional losses, costs or expenses submitted to the Borrower by the Lender shall, in the absence of manifest error, be conclusive evidence thereof; provided, however, that this subparagraph (d) shall not apply to any prepayment of the Loan pursuant to Section 2.6 hereof.

          (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 7.1 shall survive the payment in full of the principal, interest and all other amounts under this Loan Agreement and under any other Loan Document and the termination of this Loan Agreement and each other Loan Document.
          7.2. Taxes.
          (a) Any and all payments made by the Borrower hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities, being hereinafter referred to as “Taxes”), except as otherwise required by law. If and to the extent that Taxes, other than Excluded Taxes, are required to be withheld from any payment, (i) except to the extent provided in Section 7.2(g) hereof the amount of such payment shall be increased to the extent necessary to cause the Lender to receive (after the withholding of such Taxes) an amount equal to the amount it would have received had the withholding of such Taxes not been required, and (ii) the Borrower shall withhold such Taxes from such increased payment and pay such Taxes to the relevant taxation authority or other authority for the account of the Lender in accordance with applicable law.
          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Loan Agreement or any other Loan Document, excluding taxes, for the avoidance of doubt, on the overall net income of the Lender (hereinafter referred to as “Other Taxes”) and except to the extent provided in Section 7.2(g) hereof.
          (c) The Borrower shall indemnify and agrees to hold harmless the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 7.2), other than Excluded Taxes and except to the extent provided in Section 7.2(g) hereof, paid by the Lender or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within five (5) days after the date the Lender makes written demand therefor, specifying in reasonable detail the basis, calculation and amount of such Taxes or Other Taxes and any liabilities arising therefrom.
          (d) Within 30 days after the date of the Borrower’s payment or a payment on behalf of the Borrower of any Taxes with respect to any payment due hereunder or under any other Loan Document, the Borrower will furnish to the Lender, as applicable, at its address referred to in Section 8.6 hereof, the original or a certified copy of a receipt evidencing payment thereof.
          (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations contained in this Section 7.2 shall survive the payment in full of the principal, interest and all other amounts under this Loan Agreement and under any other Loan Document and the termination of this Loan Agreement and each other Loan Document until the expiration of the statute of limitations applicable to the subject Taxes.
          (f) The Lender that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall deliver to the Borrower two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto. Additionally, the Lender agrees that, at the request of the Borrower, it will deliver to the Borrower two properly completed and duly executed copies of Internal Revenue Service Form W-9 or any subsequent version thereof or successor thereto, certifying that such Lender is entitled to a complete exemption from United States backup withholding tax on payments pursuant to this Loan Agreement. Any person supplying forms or other documentation pursuant to this Section 7.2(f) shall deliver to the Borrower additional copies of the relevant forms on or before the date that such form expires, and shall promptly notify the Borrower if any form or other documentation previously submitted becomes incorrect.
          (g) The Borrower shall not be required to indemnify the Lender, or pay any additional amounts to the Lender, in respect of Taxes and liabilities arising therefrom pursuant to this Section 7.2 to the extent that (i) the obligation to withhold or pay amounts with respect to such Tax existed on the date the Lender became a party to this Loan Agreement or, with respect to payments to a different lending office (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to the Term Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts the Lender through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to the Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by the Lender to comply with the provisions of clause (1) above.
          (h) If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts, in either case pursuant to this Section 7.2 it shall pay to the Borrower an amount equal to such refund recovered (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund or recovery), net of all out-of-pocket expenses of the Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or recovery); provided, however, that the Borrower shall promptly repay the amount paid over to the Borrower to the Lender in the event the Lender is required to repay such refund to the relevant Governmental Authority. This Section 7.2(h) shall not be construed to require the Lender to make available its tax returns (or any other information that it deems confidential) to the Borrower or any other Person.
          7.3. Mitigation Obligations; Replacement of Lender. If the Lender requests compensation under Section 7.1(b) or (c) or Section 7.2 hereof, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 7.2 hereof, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking the Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant thereto in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. If the Lender requests compensation under Section 7.1(b) or (c) or Section 7.2 hereof, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 7.2 hereof, then the Borrower may, at its sole expense and effort, upon notice to such Lender, require the Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.3), all its interests, rights and obligations under this Loan Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) in the case of any such assignment resulting from a claim for compensation under Section 7.1(b) or (c) hereof or payments required to be made pursuant to Section 7.2 hereof, such assignment will result in a material reduction in such compensation or payments and (B) the Lender shall have received payment of an amount equal to the outstanding principal of the Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, including any amount payable under Section 7.1(d) hereof, from the assignee (to the extent of such outstanding principal, accrued interest and fees) or the Borrower (in the case of all other amounts). The Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by the Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          8. Miscellaneous.
          8.1. Entire Agreement. This Loan Agreement, the other Loan Documents and the documents referred to herein and therein constitute the entire obligation of the parties with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to the transactions herein and therein contemplated.
          8.2. No Waiver; Cumulative Rights. The failure or delay of the Lender to require performance by the Borrower of any provision of this Loan Agreement shall not operate as a waiver thereof, nor shall it affect the Lender’s rights to require performance of such provision at any time thereafter, nor shall it affect or impair any of the remedies, powers or rights of the Lender with respect to any other or subsequent failure, delay or default. Each and every right granted to the Lender hereunder or under any other Loan Document or in connection herewith or therewith shall be cumulative and may be exercised at any time.
          8.3. Assignment; Binding Effect.
          (a) Successors and Assigns. The provisions of this Loan Agreement shall be binding upon and inure to the benefit of each of the parties hereto and its successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), it being understood that mergers, consolidations and other corporate changes permitted by Section 4.1 of this Loan Agreement shall not be deemed to be assignments for purposes of this sentence, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Loan Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, an Affiliate of the Lender) any legal or equitable right, remedy or claim under or by reason of this Loan Agreement.
          8.4. GOVERNING LAW; JURY TRIAL. THIS LOAN AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY ACTION RELATED TO THIS LOAN AGREEMENT, THE NOTE EXECUTED PURSUANT HERETO OR ANY OTHER LOAN DOCUMENT.
          8.5. Submission to Jurisdiction.
          (a) The Borrower hereby irrevocably agrees that any legal action or proceedings against it with respect to this Loan Agreement, the Note or any other Loan Document may be brought in any court of the State of New York or any Federal Court of the United States of America located in the County of the State of New York, or both, as the Lender may elect, and by execution and delivery of this Loan Agreement the Borrower hereby submits to and accepts with regard to any such action or proceeding service of process by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the Borrower at its address set forth in Section 8.6 hereof.
          (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Loan Agreement, the Note or any other Loan Document in the State of New York and hereby further irrevocably waives any claim that the State of New York is not a convenient forum for any such suit, action or proceeding.
          (c) To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Loan Agreement and any other Loan Document to which it is a party.

          8.6. Notices. Any notice hereunder shall be in writing and shall be personally delivered, transmitted by postage prepaid registered or certified mail or by overnight mail, or transmitted by telephonic facsimile (“FAX”) to the parties as follows:

To the Borrower:	THE TALBOTS, INC. 175 Beal Street Hingham, Massachusetts 02043 Telephone: (781) 741-7850 FAX: (781) 741-7771 Attention:Mr. Michael Scarpa, CFO E-mail: michael.scarpa@Talbots.com

To the Lender:	THE NORINCHUKIN BANK New York Branch 245 Park Avenue, 21st Floor New York, New York 10167 Telephone: (212) 716-9670 FAX: (212) 697-5754 Attention: Corporate Finance Group
               All notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) the date five (5) days after posting if transmitted by registered or certified mail, (iii) on the Business Day after having been sent if transmitted by overnight mail with a reputable courier, or (iv) the date of transmission if transmitted by FAX and receipt is confirmed.
          8.7. Amendments, Etc. No amendment or waiver of any provision of this Loan Agreement, and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and, in the case of an amendment, the Borrower, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          8.8. Usury. Anything in this Loan Agreement to the contrary notwithstanding, the obligation of the Borrower to pay interest on the Term Loan and the Note or any other amount due and owing hereunder or under any other Loan Document shall be subject to the limitation that no payment of such interest shall be required to the extent that receipt of such payment would be contrary to applicable usury laws.
          8.9. Counterparts; Facsimile Signature. This Loan Agreement may be signed in any number of counterparts. Either a single counterpart or a set of counterparts when signed by all the parties hereto shall constitute a full and original agreement for all purposes. Delivery of any executed signature page hereof or of any amendment, waiver or consent to this Loan Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart thereof.

          8.10. Severability. Any provision of this Loan Agreement or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
          8.11. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower) and to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Lender or any of their respective Affiliates to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing hereunder or under any other Loan Document, irrespective of whether or not the Lender shall have made any demand hereunder or thereunder and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application or any obligations of the Borrower to the Lender hereunder or under any other Loan Document or otherwise. The rights of the Lender under this Section 8.11 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have under law, equity or otherwise.
          8.12. No Party Deemed Drafter. The Borrower and the Lender agree that no party hereto shall be deemed to be the drafter of this Loan Agreement.
          8.13. USA Patriot Act Notification. The following notification is provided to the: Borrower pursuant to Section 326 of the USA Patriot Act:
     IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit or other financial services product. WHAT THIS MEANS FOR THE BORROWER: When the Borrower opens an account, the Lender will ask the Borrower for certain information, including, without limitation, the Borrower’s name, tax identification number, business address and other information that will allow the Lender to identify the Borrower. The Lender may also seek to see the Borrower’s legal organizational documents or other identifying documents, among other things. The Borrower agrees to cooperate with the Lender and provide true, accurate complete information to the Lender in response to any such request.
[SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their duly authorized representatives as of the date first written above.

THE TALBOTS, INC.
By:	/s/ Michael Scarpa
	Name:	Michael Scarpa
	Title:	Chief Financial Officer

THE NORINCHUKIN BANK NEW YORK BRANCH
By:	/s/ Noritsugu Sato
	Name:	Noritsugu Sato
	Title:	General Manager

EXHIBIT A
NOTE

US$28,000,000.00	April 17, 2009
     FOR VALUE RECEIVED, The Talbots Inc. (the “Borrower”) unconditionally promises to pay to the order of The Nornichukin Bank (the “Lender”), at the Lender’s office at 245 Park Avenue, 21st Floor, New York, NY 10167-0104, or such other place as the Lender designates from time to time, the principal sum of Twenty-Eight Million Dollars ($28,000,000) or such lesser amount as may be outstanding from time to time hereunder and to pay interest thereon at such rates and according to such methods of calculation as are provided pursuant to the Short Term Loan Agreement, dated as of April 17, 2009, by and between the Borrower and between the Lender (as the same may be amended, supplemented, or otherwise modified from time to time, the “Loan Agreement”). The Borrower hereby authorizes the Lender to enter on the schedule attached hereto the dates, amounts, denomination, maturities, interest rates and interest periods applicable to the Term Loan and absent manifest error such notations shall be binding and conclusive upon the Borrower; provided, however, that failure by the Lender to make any notation on such schedule or any error in such notations shall in no way affect the Borrower’s obligation to repay outstanding amounts on this Note.
     The outstanding principal of this Note and any accrued interest thereon shall be repaid as set forth in the Loan Agreement, with final payment on the Maturity Date.
     All payments of principal and interest on this Note shall be payable in lawful money of the United States of America in immediately available funds without set-off, defense or counterclaim.
     This Note is issued pursuant to the terms of the Loan Agreement and is subject to the terms and conditions and entitled to the benefits therein provided. Capitalized terms used in this Note and not defined herein have the respective meanings assigned to them in the Loan Agreement. Upon the occurrence of an Event of Default, the principal of and the accrued interest on this Note may become due and payable in the manner and with the same effect as provided in the Loan Agreement, without presentment, demand, protest or notice of any kind unless otherwise expressly required therein.

     Failure or delay of the holder of this Note to enforce any provision of this Note shall not be deemed a waiver of any such provision, nor shall the holder of this Note be estopped from enforcing any such provision at a later time. Any waiver of any provision hereof must be in writing. This Note shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the conflict of law provisions thereof.

THE TALBOTS, INC.
By:	/s/ Michael Scarpa
	Name:	Michael Scarpa
	Title:	Chief Financial Officer

SCHEDULE

Unpaid
Date of	Amount of		Amount	Principal	Notation
Loan	Loan	Interests	Paid/Prepaid	Balance	Made By

EXHIBIT B
OFFICER’S CERTIFICATE OF BORROWER
I, Richard T. O’Connell, Jr., the Secretary of The Talbots, Inc., a Delaware corporation (the “Borrower”), do hereby certify that:
1.	The Borrower has full corporate power and authority to execute, enter into and deliver the Short Term Loan Agreement, dated as of April 17, 2009 by and between the Borrower and The Norinchukin Bank, New York Branch (the “Lender”), (the “Loan Agreement”; terms defined in the Loan Agreement shall have the same meaning in this certificate), together with the Note and each other Loan Document to which it is a party.

2.	All corporate action necessary to authorize the execution, delivery and performance of the Loan Agreement, the Note and each other Loan Document has been taken by resolutions of the Board of Directors of the Borrower adopted by written consent by such Board of Directors and such resolutions have not been modified or amended in any respect and are in full force and effect on the date hereof.

3.	Attached hereto as Exhibit A is a true, correct and complete copy of the Borrower’s Certificate of Incorporation, together with all amendments there to, as in effect on and as of the date hereof.

4.	Attached hereto as Exhibit B is a true, correct and complete copy of the Borrower’s Bylaws, together with all amendments thereto, as in effect on and as of the date hereof.

5.	Attached hereto as Exhibit C is a true, correct and complete copy of the resolutions of the Board of Directors of the Borrower approving and authorizing the execution, delivery and performance of the Loan Agreement, the Note and each other Loan Document, which resolutions remain in full force and effect without modification or amendment on and as of the date hereof.

6.	All representations and warranties contained in the Loan Agreement are true and correct in all material respects on and as of the date hereof.

7.	No Default or Event of Default or any Material Adverse Effect has occurred and is continuing on and as of the date hereof or would result from the Loan Agreement becoming effective in accordance with its terms, both immediately before and immediately after giving effect to the Term Loan.

8.	The Borrower has performed in all material respects all agreements and satisfied in all material respects all conditions, which the Loan Agreement provides shall be performed by it on or before the date hereof.

9.	The following persons are, and have been at all times since a date prior to January 17, 2009, duly qualified and acting officers of the Borrower duly elected or appointed to the offices set forth opposite the name of such person, and each such person who, as an officer of the Borrower, signed the Loan Agreement, the Note and any other Loan Documents was duly elected or appointed, qualified and acting as such officer at the time of such signing and delivery, and the signature of each such person appearing on such documents is such person’s genuine signature.

Name	Office	Signature

Trudy F. Sullivan	President and CEO

Michael Scarpa	Chief Financial Officer

Carol G. Stone	Senior Vice President
10.	No proceeding for the winding-up, liquidation, dissolution or sale of all substantially all of the assets of the Borrower is pending or contemplated.
          IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Borrower.

Name:	Richard T. O’Connell, Jr.
Title:	Executive Vice President, Real Estate, Legal, Store Planning & Design and Construction, and Secretary

          Dated: April 17, 2009
          I, Michael Scarpa, the Chief Financial Officer of The Talbots, Inc. (the “Borrower”) hereby certify that I am the duly elected, qualified and acting Chief Financial Officer of the Borrower and that Richard T. O’Connell, Jr. is the duly elected, qualified and acting Secretary of the Borrower and such person’s signature above is the true and genuine signature of such person.

Name:	Michael Scarpa
Title:	Chief Financial Officer

Schedule 4.1(r)
Existing Liens
1.	The Mortgage Note dated March 1, 1999 in the principal amount of $12,000,000, by Birch Pond Realty Corporation (“Mortgagee”) to John Hancock Real Estate Finance (“Mortgagor”) is secured by:
•	that certain Mortgage, Assignment of Leases and Rents and Security Agreement dated March 1, 1999, by Mortgagor to Mortgagee, and record in the Belknap County Registry of Deeds (the “Recorder’s Office”) in Book 1518 at Page 0596, encumbering certain real property located in the Town of Tilton, County of Belknap and State of New Hampshire and the improvements thereon;

•	a certain Assignment of Leases and Rents dated March 1, 1999, by Mortgagor to Mortgagee, and record in the Recorder’s Office in Book 1518 at Page 0680;

•	a certain UCC-1 Financing Statement dated March 3, 1999 and recorded in the Recorder’s Office in Book 1518 at Page 0692; and

•	a certain UCC-1 Financing Statement dated March 3, 1999 and recorded in the Recorder’s Office in Book 1518 at Page 0699.

Schedule 4.1(s)
Existing Indebtedness
Revolving Credit Facility dated January 25, 1994, as amended, between The Talbots, Inc. as Borrower with The Norinchukin Bank as Lender, for $28,000,000.
Revolving Credit Agreement dated January 25, 1994, as amended, between The Talbots, Inc. as Borrower with Sumitomo Mitsui Banking Corporation as Lender, for $16,000,000.
Revolving Credit Agreement dated April 17, 2003, as amended, between The Talbots, Inc. as Borrower with Mizuho Corporate Bank, Ltd. as Lender, for $18,000,000.
Revolving Loan Credit Agreement dated January 28, 2004, as amended, between The Talbots, Inc. as Borrower with Mizuho Corporate Bank, Ltd. as Lender, for $18,000,000.
Credit Agreement dated March 28, 2007, between The Talbots, Inc. as Borrower with The Bank of Tokyo-Mitsubishi UFJ, Ltd. as Lender for $20,000,000.
Term Loan Agreement dated July 16, 2008, between The Talbots, Inc. as Borrower with Aeon (U.S.A) as Lender, for $50,000,000.
Revolving Credit Agreement dated December 29, 2008, between The Talbots, Inc. as Borrower with Mizuho Corporate Bank, Ltd. as Lender, for $75,000,000.
Revolving Credit Agreement dated December 30, 2008, between The Talbots, Inc. as Borrower with Sumitomo Mitsui Banking Corporation as Lender, for $50,000,000.
Revolving Credit Agreement dated January 2, 2009, between The Talbots, Inc. as Borrower with The Norinchukin Bank as Lender, for $25,000,000.
Term Loam Facility Agreement dated February 25, 2009, between The Talbots, Inc. as Borrower with Aeon Co. Ltd. as Lender, for $200,000,000.
Revolving Credit Agreement dated February 26, 2009, between The Talbots, Inc. as Borrower with Bank of Tokyo-Mitsubishi UFJ, Ltd. as Lender, for $15,000,000.
Secured Revolving Loan Agreement dated April 10, 2009, between The Talbots, Inc. as Borrower with Aeon Co. Ltd. as Lender, for $150,000,000.
The Mortgage Note dated March 1, 1999 in the principal amount of $12,000,000, by Birch Pond Realty Corporation to John Hancock Real Estate Finance.

Schedule 4.1(s)
Existing Indebtedness (continued)
Standby Letter of Credit issued September 29, 2008 by Mizuho Corporate Bank, Ltd. with Citibank (South Dakota) N.A. as beneficiary, for $2,000,000.
Standby Letter of Credit issued November 18, 2008 by Mizuho Corporate Bank, Ltd. with Schwarz Paper Company as beneficiary, for $200,000.

Schedule 4.1(u)
Existing Investments
none

B-1